Exhibit 99.1


Innodata Isogen Provides Further Guidance for Fourth Quarter and 2004

NEW YORK -- (BUSINESS WIRE) -- January 4, 2005 -- INNODATA ISOGEN, INC. (NASDAQ:INOD) today announced that it estimates that revenues for the year ended December 31, 2004 will be approximately $54.0 million, and that earnings will be in the range of $0.32 to $0.34 per diluted share. For the fourth quarter, the company estimates that revenues will range between $13.3 million and $13.6 million, and that earnings will range between $0.05 and $0.06 per diluted share.

Estimated results for the fourth quarter are expected to reflect the following:

      o Completion at the end of the third quarter of several professional services projects, including a project that provided approximately $1.0 million in revenues during the third quarter.

      o An approximate $1.0 million decline from the third quarter in revenues from several clients to which we are providing content services. Revenues from these clients vary from quarter to quarter.

      o The effect of tax regulations recently issued by the Treasury Department under which the company's Philippine subsidiaries are treated as U.S. taxpayers. The company changed its tax structure prior to January 1, 2005 so that its Philippine subsidiaries will not be subject to U.S. income taxation under these regulations in 2005 and thereafter. The company estimates these tax regulations will negatively impact fourth quarter earnings by $0.01 to $0.02 per diluted share.

These estimates are in line with the company's November 11th news release in which the company stated that it expected financial results for the fourth quarter of 2004 to show continued significant year-over-year improvement, but at a lower revenue level than achieved in the third quarter of 2004.

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This release contains certain forward-looking statements, including without limitation, statements concerning the company's operations, economic performance, and financial condition. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "estimate," "believe," "expect," and "anticipate" and other similar expressions generally identify forward-looking statements, which speak only as of their dates.

These forward-looking statements are based largely on the company's current expectations, and are subject to a number of risks and uncertainties, including without limitation, continuing revenue concentration in a limited number of clients, continuing reliance on project-based work, worsening of market conditions, changes in external market factors, the ability and willingness of the company's clients and prospective clients to execute business plans which give rise to requirements for digital content and professional services in knowledge processing, difficulty in integrating and deriving synergies from acquisitions, potential undiscovered liabilities of companies that Innodata Isogen acquires, changes in the company's business or growth strategy, the emergence of new or growing competitors, various other competitive and technological

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factors, and other risk and uncertainties indicated from time to time in the company's filings with the Securities and Exchange Commission.

Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this release will occur. We undertake no obligation to update or review any guidance or other forward-looking information, whether as a result of new information, future developments or otherwise.